Exhibit 99.1

Press Release                                                  Source: RADVISION

RADVISION Reports Better Than Expected Third Quarter 2003 Results Monday October 20, 7:00 am ET GLEN ROCK, N.J.--(BUSINESS WIRE)--Oct. 20, 2003--

Networking Business Revenues Rise 15% on Strength in Core Sales, Gains in Europe; Net Income Increases Substantially from Prior Quarter and Year-ago Period; EPS Reaches $0.05


RADVISION (NASDAQ: RVSN - News) today announced that revenues for the third quarter of 2003 were $13.1 million and that net income was $912,000 or $0.05 per basic and diluted share. The results represent a significant improvement over both the prior year and the prior quarter. Revenue and income exceeded third quarter 2002 results by 8% and 41%, respectively. Compared with the second quarter of this year, revenue improved by 13%, while net income showed a six-fold increase. Revenue and income also exceeded projections, which had originally estimated revenues at $13 million and net income of $580,000, or $0.03 per share.


Operating profit for the quarter was $413,000, compared with $15,000 in the third quarter of 2002. This represents a strong turnaround following the $418,000 operating loss incurred in the prior quarter.


Revenues consisted of $9.9 million in Networking Business Unit (NBU) sales and $3.2 million in Technology Business Unit (TBU) sales, representing increases of 9% and 3%, over the prior year period, and 15% and 5%, respectively, over the prior quarter. The Company noted that NBU revenues in the 2003 third quarter included minimal end point sales, and were mainly from its higher margin core networking infrastructure products.


For the nine months ended September 30, 2003, revenues were $35.7 million and net income was $1.1 million or $0.05 per diluted share, compared with revenues of $35.5 million and net income of $1.2 million or $0.06 per diluted share in the prior year period.


The Company ended the quarter with approximately $94.5 million in cash and liquid investments, an increase of $1.6 million over the prior quarter, and equivalent to $5.04 per basic share. The increase reflects operating cash flow of $979,000 and income of $995,000 from the exercise of options, offset by $362,000 in capital expenditures.


Gadi Tamari, Chief Executive Officer of RADVISION, commented: "We continue to strengthen our team, while introducing breakthrough infrastructure technology and products. Our strong quarter results indicate the effectiveness of these measures.


"Our third quarter results exceeded our expectations thanks to strong sales performances, particularly in our networking business units in EMEA and the Americas. The addition of a new general manager in EMEA contributed to a near doubling of EMEA core revenues versus the previous quarter. EMEA performance was complemented by continued good execution in the U.S., with important wins especially in the federal sector, and by on-target performance in Asia Pacific. Our technology business unit also provided a solid contribution for the quarter. "


Mr. Tamari concluded: "We see clear evidence of a burgeoning market for personal visual communications. The evidence is in the rapidly emerging developments in desktop communications, in 3-G, and in residential video telephony. RADVISION has an essential role as a provider of an enabling technology for the industry, and we will continue to move the market forward."


Guidance


RADVISION also announced a change in its policy regarding the forecast of its quarterly business plan. Effective January 2004, the Company will limit its detailed quarterly forecast to the next quarter only, rather than providing its quarterly business plan for the year. This new policy is in line with that of most public companies and current industry practice. As for the fourth quarter of 2003, the Company is maintaining its original guidance. (Full details are available on the Company's web site at www.radvision.com.)


Third Quarter 2003 Earnings Conference Call/Webcast


RADVISION will hold a conference call to discuss its Third Quarter results and outlook for the balance of the year, today, Monday, October 20, 2003 at 9:00 a.m. (EDT). To access the conference call, please dial 1-800-621-7732 (International dialers can call +1-312-470-0008) by 8:45 a.m. The passcode "RADVISION" will be required to access the live conference call. A live webcast of the conference call will also be available in the investor relations section of the company's website at www.radvision.com.


A PowerPoint presentation highlighting key financial metrics as well as the quarterly estimates for 2003 will be available in the Investor Relations section of the company's website, www.radvision.com. The presentation will be available beginning at 8:00 a.m. (EDT) on October 20th and will be archived on the website thereafter. A replay of the call will be available beginning approximately one hour after the conclusion of the call through 12:00 midnight (EDT) on October 27, 2003. To access the replay, please dial 1-888-393-9645 (International dialers can call +1-402-998-1277), conference #7373368.


About RADVISION


RADVISION Ltd. (Nasdaq: RVSN - News) is the industry's leading provider of high quality, scalable and easy-to-use products and technologies for videoconferencing, video telephony, and the development of converged voice, video and data over IP and 3G networks. RADVISION has two distinct business units. RADVISION's Networking Business Unit (NBU) offers one of the broadest and most complete sets of videoconferencing network solutions for IP- and ISDN-based networks, supporting all end points in the industry. The company also provides businesses and service providers with integrated solutions that deliver converged IP-based video telephony applications to employee computer desktops and residential broadband homes worldwide. The Company's Technology Business Unit (TBU) provides protocol development tools and platforms, enabling equipment vendors and service providers to develop and deploy new converged networks, services, and technologies. For more information please visit our website at www.radvision.com.


This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the industry, changes in demand for products, the timing and amount or cancellation of orders and other risks detailed from time to time in RADVISION's filings with the Securities Exchange Commission, including RADVISION's Form 10-K Annual Report. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.


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                                 RADVISION LTD.
                        Consolidated Statements of Income
          (U.S. Dollars in thousands, except share and per share data)

                      Three Months Ended         Nine Months Ended
                         September 30,             September 30,
                       2003         2002         2003         2002
                   ------------ ------------ ------------ ------------
                   (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Revenues               $13,081      $12,158      $35,738      $35,422
Cost of Revenues         2,933        2,615        7,891        7,744

                   ------------ ------------ ------------ ------------
Gross Profit            10,148        9,543       27,847       27,678

Operating expenses:
Research and
 Development             3,693        3,815       10,853       11,726
Marketing and
 Selling                 5,022        4,642       14,607       13,698
General and
 Administration          1,020        1,071        2,944        3,113

                   ------------ ------------ ------------ ------------
Operating Gain
 (Loss)                    413           15         (557)        (859)

Financial Income,
 Net                       499          634        1,626        2,073

                   ------------ ------------ ------------ ------------
Net Income                 912          649        1,069        1,214
                   ============ ============ ============ ============

Basic Earnings per
 Share                   $0.05        $0.04        $0.06        $0.07
                         =====        =====        =====        =====
Weighted Average
 Number of Shares
 Outstanding During
 the Period - Basic 18,743,188   18,137,900   18,516,076   18,298,174

Diluted Earnings
 (Loss) per Share        $0.05        $0.03        $0.05        $0.06
                         =====        =====        =====        =====
Weighted Average
 Number of Shares
 Outstanding During
 the Period -
 Diluted            20,012,705   18,792,868   19,518,687   19,381,940



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                                 RADVISION LTD.
                           Consolidated Balance Sheet
                           (U.S. Dollars in thousands)

                                            September 30, December 31,
                                                  2003        2002
                                               (Unaudited) (Audited)
Assets
Cash and cash equivalents (* see below)            $17,463    $13,825
Short-term bank deposits (* see below)              37,495     29,591
Trade Receivables, Net                               5,842      9,505
Other Receivables                                    2,547      2,836
Inventories                                            957        996
                                              ------------------------
Total Current Assets                                64,304     56,753

Severance Pay Fund                                   2,053      1,641
Long-term securities and bank deposits (* see
 below)                                             39,492     44,942
                                              ------------------------
Total long-term assets                              41,545     46,583

Property and Equipment
Cost                                                12,325     11,179
Less Accumulated Depreciation                        9,573      7,844
                                              ------------------------
                                                     2,752      3,335

Total Assets                                      $108,601   $106,671

                                              ========================

Liabilities and Equity
Trade Payable                                       $1,334     $3,347
Other Payables & Accrued Expenses                   15,759     15,248
                                              ------------------------
Current Liabilities                                 17,093     18,595

Accrued Severance Pay                                3,456      3,061
                                              ------------------------

Total Liabilities                                   20,549     21,656

Shareholders' Equity
Share Capital                                          187        187
Additional Paid in Capital                         104,601    104,586
Treasury Stock                                      (8,242)   (11,757)
Deferred Compensation                                ------      (117)
Accumulated Deficit                                 (8,494)    (7,884)
                                              ------------------------
Total Shareholders' Equity                          88,052     85,015

Total Liabilities and Shareholders' Equity        $108,601   $106,671
                                              ========================

(*)Total Cash and Liquid Investments                94,450     88,358
                                              ========================


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Contact:
     RADVISION
     Tsipi Kagan, 201-689-6300
     cfo@radvision.com
     -----------------
     pr@radvision.com
     ----------------
     or
     Peter Benedict, Tel: 201-689-6311
     or
     Investor Relations:
     Comm-Partners LLC
     June Filingeri, 203-972-0186
     junefil@optonline.net
     ---------------------


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Source: RADVISION